UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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South Hertfordshire United Kingdom Fund, Ltd.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOUTH HERTFORDSHIRE UNITED KINGDOM FUND, LTD.

April 21, 2011

Dear Unitholder,

A special meeting of the South Hertfordshire United Kingdom Fund, Ltd. (the “Partnership”) will be held on May 5, 2011 to consider and vote upon a proposal to approve the sale of the Partnership’s assets

The special meeting of unitholders of the Partnership is now just two weeks away! The purpose of the meeting is to consider and vote upon a proposal to approve the sale of the Partnership’s sole asset, being its ownership interest in ntl (South Hertfordshire) Limited, which we refer to as the “Asset Sale” (please see the proxy statement that was sent to you on or about March 23, 2011 for more detail).  If the proposal to approve the Asset Sale is approved and the Asset Sale is completed, then the Partnership will be dissolved and the General Partner will commence the process of liquidating and winding up the Partnership, including making a cash distribution to the unitholders.

We noticed that you have not voted yet.

Please vote! We want to make sure that you have your say. The failure to vote will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale.

Your vote is important regardless of how many units you own.

You can cast your vote via the internet, telephone or by simply signing, dating and returning the enclosed form of proxy in the envelope provided.  For further details on how to vote, please contact Georgeson Inc. using the contact details below.

Where do I get more information?

If you have any questions or need assistance voting your Partnership units, please call Georgeson Inc., the Partnership’s proxy solicitor, toll-free, at 877-797-1153. If calling from outside the United States, please call collect: 212-440-9800. You can also email Georgeson at southherts@georgeson.com.

Make sure you read the proxy statement we sent you on or about March 23, 2011.  It contains lots of information to help make your decision.  Additionally, our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 has now been filed with the Securities and Exchange Commission.  You can review it at www.sec.gov.

Thank you for your attention. We look forward to hearing from you.

Sincerely,

Robert Mackenzie	Robert Gale

Director	Director

For and on behalf of the General Partner, ntl Fawnspring Limited